Exhibit 10.80

January 10, 2014

PERSONAL & CONFIDENTIAL
Mr. Duncan Nightingale
c/o Gran Tierra Energy Colombia

Dear Duncan:

RE: EXPATRIATE ASSIGNMENT LETTER AGREEMENT, DATED DECEMBER 7, 2010, BETWEEN GRAN TIERRA ENERGY INC. (“GTEI”) AND DUNCAN NIGHTINGALE (AS AMENDED)
(the “Amended Expatriate Agreement”) – FURTHER AMENDMENT

Further to our discussions, we are pleased to propose to you the following further amendment to the Amended Expatriate Agreement:

1.	The provision titled “DURATION” is deleted in its entirety and the following is inserted in its place:

DURATION – The duration of this assignment will be for a period at the discretion of GTEI, up to a maximum of 48 months. If you and GTEI agree, your expatriate assignment in Bogota may extend beyond December 31, 2014.

2.	The following is inserted after item “J” of Clause 5 (COMPENSATION):

k. For the 2013 calendar year and subsequent years (if any) while on this expatriate assignment, GTEI or one of its affiliates will pay the employee portion of Canada Pension Plan contributions on your behalf.

3.	The provision titled “REPATRIATION” is deleted and the following is inserted in its place:

REPATRIATION: On the earlier of the end of your assignment or the termination of your employment (whether initiated by you or GTEI), and provided such relocation occurs within 90 days of the termination date of your employment, you will be reimbursed for the following expenses with respect to the relocation of you and your spouse to Calgary, Alberta:
A. the cost of business class airfare from Bogotá, Colombia, to Calgary, Alberta;
B. the cost to move by sea one 64 cubic meter container, the cost of a maximum of 20 days of custody in storage, and the cost of an insurable maximum of USD $150,000 for contents. Costs to insure more than $150,000 of contents will be paid by you. (At your option you can elect alternative shipping, up to the equivalent cost, with payment of such costs dependent on submission of actual receipts);
C. the cost of excess air luggage up to 50kg; and
D. the cost of shipping up to two pets (only dogs or cats) provided they accompany you on the return flight.
Any costs in addition to those noted above to move works of art, animals (other than two dogs or cats), antiques, collectables, or collector’s items shall not be reimbursed.

There is no cash payment in lieu of relocation costs if you do not relocate.
A re-settlement allowance of 50% of one month’s base salary will be paid to you effective the first day of residence in Calgary, Alberta, upon completion of relocation.

4.	Except as expressly amended herein, the terms of the Amended Expatriate Agreement remain in full force and effect.

Expatriate Agreement – Amendment – Duncan Nightingale

If the foregoing is satisfactory, please acknowledge your acceptance by countersigning (below) and returning to me a copy of this letter.

If you have any questions, please contact me.

Sincerely,

Shane O’Leary
Chief Operating Officer

I acknowledge and agree to the above terms and conditions:

   /s/ Duncan Nightingale
Duncan Nightingale

Date    10/01/14

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